Exhibit 99.1

Digital Realty Trust, L.P. Announces Proposed Exchangeable Senior Notes Offering

AUSTIN, Texas, November 6, 2024 /PRNewswire/—Digital Realty Trust, Inc. (NYSE: DLR) (“Digital Realty”), the largest global provider of cloud- and carrier-neutral data center, colocation, and interconnection solutions, today announced that its subsidiary, Digital Realty Trust, L.P. (“Digital Realty L.P.”), intends to offer, subject to market and other conditions, $1,000,000,000 aggregate principal amount of exchangeable senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Digital Realty will fully and unconditionally guarantee the notes on a senior, unsecured basis. Digital Realty L.P. also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $150,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Digital Realty L.P., will accrue interest payable semi-annually in arrears and will mature on November 15, 2029, unless earlier repurchased, redeemed or exchanged. Noteholders will have the right to exchange their notes in certain circumstances and during specified periods. Digital Realty L.P. will settle exchanges in cash and, if applicable, shares of Digital Realty’s common stock.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Digital Realty L.P.’s option at any time, and from time to time, on or after November 22, 2027 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Digital Realty’s common stock exceeds 130% of the exchange price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Digital Realty L.P. to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The notes will be entitled to the benefits of a registration rights agreement pursuant to which Digital Realty will agree to register, under the Securities Act, the resale of the shares of Digital Realty’s common stock, if any, issuable upon exchange of the notes within specified time periods and subject to certain limitations.

The interest rate, initial exchange rate and other terms of the notes will be determined at the pricing of the offering.

Digital Realty L.P. intends to use the net proceeds from the offering to temporarily repay borrowings outstanding under its global revolving credit facilities, acquire additional properties or businesses, fund development opportunities, and to provide for working capital and other general corporate purposes, including potentially for the repayment of other debt or the repurchase, redemption, or retirement of outstanding debt securities, or a combination of the foregoing.

The offer and sale of the notes, the guarantee and any shares of Digital Realty’s common stock issuable upon exchange of the notes have not been registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. Although Digital Realty L.P. and Digital Realty intend to enter into a registration rights agreement pursuant to which Digital Realty will agree to register, under the Securities Act, the resale of the shares of Digital Realty’s common stock, if any, issuable upon exchange of the notes, the registration rights agreement will contain significant limitations, and a resale registration statement may not be available at the time investors wish to resell the shares of Digital Realty’s common stock, if any, issuable upon exchange of their notes. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of Digital Realty’s common stock issuable upon exchange of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Digital Realty

Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data meeting place and a proven Pervasive Datacenter Architecture (PDx®) solution methodology for powering innovation and efficiently managing Data Gravity challenges. Digital Realty gives its customers access to the connected data communities that matter to them with a global data center footprint of 300+ facilities in 50+ metros across 25+ countries on six continents.

For Additional Information

Investor Relations

Jordan Sadler / Jim Huseby

Digital Realty

+1 737 281 0101

InvestorRelations@digitalrealty.com

Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the net proceeds. Forward-looking statements represent Digital Realty’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Digital Realty’s common stock and risks relating to Digital Realty’s business, including those described in periodic reports that Digital Realty files from time to time with the SEC. Digital Realty L.P. may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and neither Digital Realty nor Digital Realty L.P. undertakes to update the statements included in this press release for subsequent developments, except as may be required by law.